                                                                  Exhibit 2.1(b)
                                                                  FMBK 1998 10-K


                             AMENDMENT NO. 1 TO THE
                     AGREEMENT OF MERGER AND REORGANIZATION

         This Amendment No. 1 between F&M Bancorporation, Inc., a Wisconsin corporation ("F&M"), and CBE, Inc., a Wisconsin corporation ("CBE"), is made this 30 day of November, 1998, to amend the Agreement of Merger and Reorganization (the "Agreement") between them as of the 21st day of July, 1998.

         WHEREAS, the parties to the Agreement have discovered that the closing date of January, 1999, will in all probability not be met.

         In consideration of the foregoing, the parties hereby agree to amend the Agreement as follows:

         1. Sections Amended. Sections 8.10 and 9.6 are amended to delete the date of January 31, 1999, and replace it with the date of June 30, 1999.

         2. Section 7.1. Section 7.1 of the Agreement is created to read as follows:

                  "7.1. Dividends in Anticipation of Closing. F&M covenants and agrees that in the event this transaction is closed after January 31, 1999, through no fault of CBE or BANK, CBE may pay to its shareholders a dividend equal to the dividend which would have been payable to the CBE Shareholders, if the merger had been completed on or before January 31, 1999. For purposes of calculating this dividend, the parties shall agree upon an Exchange Ratio which shall be used only for purposes of calculating the dividend payment.
                  If no agreement can be reached, the Exchange Ratio shall be based upon the closing price of the F&m Stock as of the record ate for F&M's dividend and the CBE Stock Price calculated as provided in paragraphs 3.3 and 3.4."

         3. Other Provisions Unaffected. Except as expressly amended by this Amendment No. 1, the Agreement shall remain in full force and effect without modification. Terms defined in the Agreement shall have the same meaning in this Amendment No. 1.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

                                     F&M BANCORPORATION, INC.


                                     By: /s/ Gail E. Janssen
                                         ---------------------------------------
                                          Gail E. Janssen, Chairman of the Board


                                     ATTEST:


                                     By: /s/ Janet M. Lakso
                                         ---------------------------------------
                                          Janet M. Lakso, Secretary


                                     CBE, INC.


                                     By: /s/ Earl A. Paddock
                                         ---------------------------------------
                                             Earl A. Paddock, President and
                                             Chairman of the Board


                                     ATTEST:


                                     By: /s/ Audrey Peterson
                                         ---------------------------------------
                                     Audrey Peterson, Secretary